Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

March 23, 2010

DCT Industrial Trust Inc.

Suite 800

518 Seventeenth Street

Denver, Colorado 80202

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel for DCT Industrial Trust Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-165623) (as amended or supplemented, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Prospectus Supplement, dated March 23, 2010 (the “Prospectus Supplement”), filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act relating to the offering of up to 20,000,000 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

Based on the foregoing, we are of the opinion that the Shares to be sold by the Company to or through the agents named in the Prospectus Supplement, upon issuance in accordance with the terms of the Distribution Agreement dated March 23, 2010, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP